Exhibit (d)(4)

Schedule A

(updated 01/22/2019)

Funds(s)

Amplify Online Retail ETF (IBUY)

Amplify YieldShares CWP Dividend & Option Income ETF (DIVO)

Amplify EASI Tactical Growth Index ETF (EASI)

Amplify International Online Retail ETF (XBUY)